Monaker Group, Inc. 10-K

Exhibit 10.34

JOINT VENTURE ACQUISITION AGREEMENT

This Joint Venture Acquisition Agreement (This “Agreement”) dated as of June 5, 2014 is made by and between NEXT 1 Interactive, Inc., a Nevada Corporate (“NEXT 1”) located at 2690 Weston Road, Weston FL 33331 and Launch 360 Media Inc., a Nevada corporation (“launch”) located at 8115 North Circle Dr. Houston, Texas 77071.

Whereas, the parties agree to contribution certain assets, licenses (as defined herein) and create a Joint Venture Acquisition, all upon the terms and subject to the conditions hereinafter set forth.

Now, therefore, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

I.        Acquisition Company

Cherokee Black Entertainment, Inc. Through its subsidiary Company Launch 360 Media, Inc. will acquire the Home & Away channel assets including the R&R TV name its website and Logos.

II.        Operating Company

The assets will be held in Launch 360 Media Inc. as the operating Company for the T.V. Network Programming, T.V. shows in the United States.

III.     Name of Network

The T.V. Network will operate under the same name as R&R TV.

IV.     Ownership

Cherokee Black Entertainment, Inc. (CBE) own 90% of Launch 360 Media, Inc. NEXT 1 interactive own 10% of Launch 360 Media, Inc. Parties agree there will be no dilution of ownership without mutual agreement during the first 180 days. Thereafter Next 1 will be afforded a 48 hour notice period with an option to invest on like terms on any new financings in such amounts that would avoid dilution of its 10% ownership

V.     NEXT 1 Contribution of Assets

1)	The Website of R&R TV domain, Logos.

2)	(7) Extraordinary vacation shows (subject to access from Comcast or other parties)

3)	160 Travel magazine (subject to access from Comcast or other parties)

4)	1 Brad Ewart Golf Show (subject to access from Comcast or other parties)

5)	The R&R TV FTP files.

6)	A Multimillion Dollars tax loss carry forward (which may require sale of shares in Home and Away Channel Ltd. – to be determined)

Unwinding of Next 1 Assets. In the event that Launch 360 Media, Inc. becomes insolvent and/or discontinues to operate as a Network than Next 1 will have the right to have its assets under Section V returned free and clear of encumbrances upon giving Launch 10 day notice and the return of its share ownership in Launch 360 Media, Inc.

VI.     NEXT 1 Would Received

1)	10% ownership of Launch 360 Media, Inc.
2)	10% of net income before taxes paid out (Quarterly).
3)	Ability to market its projects like real estate and travel products via commercial time and programing air time in the United States and the Caribbean and all platforms that R&R TV is carried for up to 1 hour per day (if requested) with such times being equally distributed over a 24 hour programing clock.
4)	Have a Board seat for representation on the Board of Launch 360 Media.

VII.     Cherokee Black Contributions

1)	Rebuild the R&R TV Brand and Network in the United States.
2)	Re-establish the R&R TV affiliates in the United States.
3)	lntergrate R&R TV Network with the major cable carriers in the United States (Comcast, AT&T, Verizon, Cablevision etc.) under their minority program.
4)	Have R&R TV on their Caribbean platform within (90) ninety days of signing this agreement.
5)	Acquire a server that will have all programs that will be owned by Launch, License or barter display R&R TV Logo on air.
6)	Pay all expenses for new programs, shows, licenses fees, broaden, internet cost, satellite cost, playback, administrated cost etc.
7)	After 36-48 months Launch 360 Media, Inc. will seek to go public through NEXT 1 Interactive, Inc. or alternate public vehicle (as determined by CBE and Next 1).

8)	CBE and Launch will be granted the sole and exclusive rights to run the day – to – day operations of the R&R TV revised Network. Includes but not limited to all contractual issues, financial, negotiations with affiliates, investors, strategies partners, and potential alliances of any sort.

9)	CBE and Launch agrees to promote and to extend R&R TV and its associated companies and NEXT 1 banner advertisements on all its websites and other means of effectively creating and insuring desirable brand awareness specific elements to be finalized upon affiliation.

10)	Commencing immediately upon affiliation, CBE will inquire, negotiate and use best efforts to acquire new and if possible, first run programming to the US market. It is further agreed by both parties that as stipulated (via cable, satellite, telephone companies. Internet, and alternative sources including but not limited to VOD) any and all existing R&R TV programming content owned and/ or licensed by NEXT 1.

VIII.     Past Financial Obligations

a)	It is agreed that CBE and Launch is personally and corporately indemnified from any outstanding debt, liability, pay of any form, future legal issues prior to the formation of this Joint Venture Acquisition, past or present salaries owed or to any NEXT 1 or R&R TV employee, board members remuneration, etc. and that NEXT 1 or R&R TV are personally and corporately indemnified from any outstanding debt, liability, pay of any form, future legal issues prior to the formation of CBE and Launch in the forming of this Joint Venture Acquisition

b)	CBE and launch is only acquiring the assets outline in V.

c)	It is mutually agreed that it is not the responsibility of CBE and Launch to employ any existing member of NEXT 1 or associated entity nor can NEXT 1 or any of its representatives, members, agent’s board members, etc. approach or offer in any way any form of financial inducement to secure the services of (full time or consultancy) or attempt to secure any information other than through proper channels.

IX.     Representation of Warranties

Each party hereby represent and warrants to the other that he/she or it has the full power, rights and authority to enter into and fulfill the obligations agreement, such third party has previously agreed to the entry by the party into this agreement under this agreement. Each party hereby also represent and warrants that he/she or it is not current subject to any third agreement which would have the effect of prohibiting the party’s ability to enter into this agreement or in the event that the party is subject to a third party.

X.     Modification and Waiver

This Agreement constitutes the entire agreement between the parties. All proper contemporaneous agreement, representation, negotiations, and understandings of the parties, whether oral or written, are hereby superseded and merge herein.

No addition modification of or waiver of any term or provision of this Agreement shall be effective unless set forth in writing and signed by all the Parties.

XI.     Notices

Any notices or other communications required to be give by one Party to another shall he transmitted by email, fax, followed by hard copy delivered by mail or overnight courier, post prepared, to the Parties at their respective addresses, and fax number, as they appear in the signatories below, or as amended by the notice to the other Parties.

XII.     Applicable Law

This Agreement shall be governed by the laws of the State of Texas.

XIII.     Counterparts

This agreement may be executed in any number of counterparts, each which shall be deemed an original, and which taken together, shall constitute one and the same agreement. Executed email or facsimile copies shall have the same force and effect as signed originals. At the written request of one Party, the Parties agree to execute hard copy originals.

XIV.     Assignment

CBE and Launch shall have the right to assign this agreement (only) to any corporation or another entity which is controlled by CBE or Launch with the approval of Next 1 (such approval not to be unreasonably withheld).

XV.     Indemnity

Each party hereby indemnifies and holds the other party harmless against any and all losses and damages (including reasonable legal fees) arising out of any claim in respect of any breach of a representation, warranty, condition or promise in the Agreement, as determined by a final settlement agreement between the parties to such threatened or actual litigation (such settlement to be subject to the party’s prior approval, acting reasonably) or in judgment for which all appeals have been exhausted or forfeited (because of time limitation expiry), as made by a court of competent jurisdiction.

XVI.      Authority

The individuals executing this Agreement on behalf of their respective entitles by execution hereof represent and warrant that they do so with full legal authority.

IN WITNESS WHEREOF, the Parties hereof have executed this Agreement on the day and year first written above. Each party hereof has read the foregoing and certifies that Each understands the terms of this Agreement.

LAUNCH 360 MEDIA, INC.	NEXT 1 Interactive, INC.

By:	By:

Name:	Jimmie D. Wheeler	Name:	B. Kerby

Title:	CEO	Title:	CEO

Address:	8115 N. Circle DR.	Address:	2690 Weston Red

Houston, TX, 77071		Weston FL. 33331

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